Exhibit 10.4


                               COMPANY LETTERHEAD

May 26, 2006

Dr. Robin L. Smith 930 Fifth Avenue
Suite 8H
New York, New York 10021

Dear Robin:

         We are delighted to present this letter agreement (the "Agreement"), setting out the terms of your employment with Phase III Medical, Inc. (the "Company") as Chairman of the Board and Chief Executive Officer. If these terms are acceptable, please sign and date the copy of this letter provided herewith and return it to the Company at your first convenience. If you accept the terms offered herein, this Agreement shall be deemed to be effective (the "Effective Date") on the later of May 16, 2006 or immediately after the close of the current financing of at least $2 million with Duncan Capital (the current financing effort which is seeking at least $2 million but up to $3.75 million in financing is referred to as the "Duncan Financing"). If the aforementioned financing of at least $2 million is not closed by June 14, 2006, this letter agreement shall be void and of no effect whatsoever.

1. Employment.

         You will be employed by the Company as Chief Executive Officer. As Chief Executive Officer you will have overall responsibility for all aspects of the Company's business. You will report directly to the Board of the Directors of the Company (the "Board") and shall have such duties and responsibilities consistent with such position as shall, from time to time, be delegated or assigned to you by the Board. You will also serve as Chairman of the Board.

         During the Term, as defined below, you shall devote your best efforts, energy and skill to the services of the Company and the promotion of its interests and not take part in activities detrimental to the best interests of the Company.

2. Term.

         The term of this Agreement shall continue for a period of two (2) years following the Effective Date, unless earlier terminated as provided herein, and shall be automatically renewed for successive one (1) year terms unless the Company or you provide written notice of its or your determination not to renew this Agreement at least sixty (60) days prior to the expiration of the then current term (the "Term"). In the event of a determination by you or the Company not to renew this Agreement based upon Good Reason (as defined below)or Without Cause (as defined below), as the case may be, the Company shall pay to you the Base Salary (as defined below) for a period of three months following the end of the Term.


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3. Base Salary.

         In consideration for your services under this Agreement, you shall be paid an annual base salary ("Base Salary") of One Hundred and Eighty Thousand Dollars ($180,000), which amount shall increase to Two Hundred Thirty-Six Thousand Dollars ($236,000) on the first year anniversary of the Effective Date; provided, however, that if after the Effective Date, the Company raises an aggregate of at least $5,000,000 in one or a series of equity and/or debt financings (which financings commence after completion of the Duncan Financing), the Base Salary shall be increased to Two Hundred Seventy-Five Thousand Dollars ($275,000). After the second year anniversary of the Effective Date, and on an annual basis thereafter, the Base Salary shall be reviewed by the Board and any increase to the Base Salary shall be determined by the Board based on your performance and the Company's overall performance. The Base Salary shall be paid to you in accordance with the Company's standard payroll practices, but not less than monthly.

4. Annual Bonus.

         You shall be eligible to receive an annual bonus in an amount determined by the Board in its sole discretion, based on your performance.

5. Benefits; Perquisites; Reimbursement of Expenses.

         In addition to those payments set forth above, you shall be entitled to the following benefits and payments:

                  (a) Employee Benefit Plans Generally. The Company shall provide medical insurance to you, your spouse and your dependents, and provide you disability insurance, on terms satisfactory to you. You shall be entitled to participate in all other employee benefit plans which the Company provides or may establish from time to time for the benefit of its senior executives.

                  (b) Vacation. You shall be entitled to six weeks paid vacation in addition to Company holidays. Any vacation time not used during a calendar year will be forfeited without compensation.

                  (c) Perquisites and Reimbursement of Expenses. You shall be entitled to a car allowance of $1,000 per month, all other perquisites offered to senior executives of the Company, including, but not limited to, payment or reimbursement for cell phone, blackberry and internet service and free life time storage of stem cells. In addition, you shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are incurred by you in furtherance of the Company's business, in accordance with the policies adopted from time to time by the Company. You shall submit to the Company not less than once a calendar quarter reports of such expenses and other disbursements in the form normally used by the Company.

                  (d) Insurance. You shall be covered by a Directors and Officers Liability Insurance policy that generally covers the directors and officers of the Company, provided by the Company at its expense. The Company shall, at your option, either (i) obtain and maintain $2,000,000 of variable life insurance with an insurance company of your choice or (ii) reimburse you or pay directly the monthly payments for an insurance policy you currently own not to exceed $1200 per month. You shall cooperate in all respects with the Company's efforts to obtain and maintain key person life insurance on your life.

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

                  (e) Legal Fees. The Company shall reimburse you for reasonable legal fees incurred by you to in connection with the negotiation and drafting of this Agreement.


                  (f) Indemnification. You shall be entitled through the Term of your employment with the Company to the benefit of the indemnification provisions contained on the date hereof in the Company's By-Laws as the same may hereafter be amended, and of any indemnification provisions that may hereafter be added to the Company's Certificate of Incorporation (not including any amendments or additions that limit or narrow, but including any that add to or broaden, the protection afforded to you by those provisions), to the extent permitted by applicable law at the time of the assertion of any liability against you.

6. Stock and Options.

         You shall be eligible to receive annual equity incentive grants under the Company's 2003 Equity Incentive Plan (the "Plan") or any other to plan adopted by the Board. In addition, on the Effective Date you shall receive under the Plan:

                  (a) Stock. Two Million (2,000,000) shares of the Company's common stock (the "Shares"). The Shares are included in the Company's registration statement on Form S-8; and

                  (b) Options. Ten (10) year reload options (with reload subject to availability of shares under the Plan as it may be amended from time to time) to purchase Five Million Four Hundred Thousand (5,400,000) shares of the Company's common stock (the "Option Shares"), which options shall be exercisable on a cashless basis and shall vest as to Three Million (3,000,000) Option Shares immediately, One Million Two Hundred Thousand (1,200,0000) Option Shares on the first anniversary of the Effective Date and One Million Two Hundred Thousand (1,200,0000) Option Shares on the second anniversary of the Effective Date. The exercise price of the options shall be (i) $.053 as to the first 1,000,000 Option Shares, (ii) $.08 as to the second 1,000,000 Option Shares, (iii) $.10 as to the third 1,000,000 Option Shares, (iv) $.16 as to the next 1,200,000 Option Shares, and (v) $.25 as to the balance. The Option Shares are included in the Company's registration statement on Form S-8.

         All share and option issuances are subject to your execution of the Company's Insider Trading Policy. In addition, you acknowledge that in your position, you will be an "affiliate" of the Company for purposes of federal securities laws and your shares and transfer of your shares will be treated as such.

7. Termination.

                  (a) Termination of Your Employment due to Death or Disability. Your employment with the Company shall terminate as of the date of your death or the date you are determined to be "Disabled," as defined below. Upon such termination, the following shall apply:

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                           (i) The Company shall pay to you or your estate, as
                  the case may be, all amounts due and owing as of the date of termination.

                           (ii) If you or your eligible spouse and dependents
                  timely elect health care continuation coverage ("COBRA Coverage"), the Company shall pay the monthly premiums for such coverage for the duration of the applicable COBRA Coverage period.

                           (iii) All of your stock options which have vested as
                  of the termination date shall remain exercisable by you or your estate, as the case may be, for 48 months following the termination date, but not beyond the original 10 year term of the options.

         For these purposes, you shall be considered to be "Disabled" if you are unable to perform the substantial functions of your position for one hundred eighty (180) consecutive days or more in a twelve (12) month period, unless a greater period is required by law. A determination of disability shall be made jointly by a physician of your choice and a physician of the Company's choice. If both physicians cannot agree on whether you are Disabled, a third physician chosen by the first two shall make the final and binding determination.

                  (b) Termination of Your Employment by the Company Without Cause or Voluntary Termination by You With Good Reason. If the Company terminates your employment without Cause or if you terminate your employment with Good Reason the following shall apply:


                           (i) The Company shall pay to you the Base Salary for
                  a period equal to the greater of the balance of the Term or one (1) year following the date of such termination (the "Severance Period"). You shall be under no obligation to secure alternative employment during the Severance Period, and payment of the Base Salary shall be made without regard to any subsequent employment you may obtain.

                           (ii) The Company shall also pay you a bonus equal to
                  the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365.

                           (iii) If you or your eligible spouse and dependents
                  timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Severance Period; provided that, if you are entitled to coverage under a subsequent employer's group health insurance plan during the Severance Period, payment of such premiums shall cease.

                           (iv) All of your stock options which have vested as
                  of the termination date plus any additional options that would have vested during the twelve (12) month period following such date (which additional options shall become immediately and fully vested as of the termination date) shall remain exercisable for 48 months following such date but not beyond the original 10 year term of the options.

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         (c) Termination of Your Employment by the Company With Cause or by You
Without Good Reason. The Company may terminate your employment with Cause or you may resign at any time. In such case, you shall be paid all amounts due for services rendered under this Agreement up until the termination date. Thereafter, no further payments shall be made to you under this Agreement. All stock options granted to you hereunder or under any other agreement that are fully vested as of the date of your termination shall remain exercisable for ninety (90) days from the termination date. If you dispute the grounds for your termination, your vested options will remain exercisable until ninety (90) day after the date the dispute is resolved. All unvested options shall be forfeited.

         (d) Cause. As used herein, "Cause" means that you have:

                  (i) committed gross negligence in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company, which gross negligence has a material adverse effect on the business of the Company or your ability to perform your duties under this Agreement;

                  (ii) committed fraud in connection with your duties as set forth herein or otherwise with respect to the business and affairs of the Company;

                  (iii) engaged in "willful misconduct" with respect to the business and affairs of the Company. For purposes of this Agreement, "willful misconduct" means misconduct committed with actual knowledge that your actions violate directions and instructions of the Board, which directions and instructions are legal and consistent with the Agreement; or

                  (iv) been found by a court of competent jurisdiction to have committed or plead guilty to an unlawful act whether or not related to the business of the Company if the commission of such act has a material adverse effect either on (a) your ability to perform your duties under the Agreement or (b) the reputation and goodwill of the Company.


         "Cause" shall be found only by a majority of the full Board and only after you have received notice from the Board, have had an opportunity to discuss the issues with the Board, have had an opportunity to be heard generally and through counsel, and have been given a thirty (30) day period to cure, where cure is feasible.

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         (e) Good Reason. As used herein, "Good Reason" means that:

                  (i) the Company has materially breached this Agreement;

                  (ii) you are removed or not appointed as a member the Board;

                  (iii) the Company fails to acquire the assignment of this Agreement by an acquiring entity;


                  (iv) your position has been materially reduced or you have been assigned duties that are materially inconsistent with your duties as set forth herein or which materially impair your ability to perform the services contemplated hereunder; or

                  (v)      the Company relocates its offices outside of a fifty
                           (50) mile radius of New York City.

         Termination for Good Reason may occur only after you have given the Board notice and thirty (30) day period to cure, where cure is feasible.

8. Change in Control.

         (a) Subject to the provisions of this Section 8, the vesting of your options upon a Change of Control shall be governed by the terms of this Agreement, the Plans and your option agreements, but in no event shall less than 75% of your then unvested stock options become immediately vested and exercisable.

         (b) Voluntary Termination by You After a Change in Control Without Good Reason. If you voluntarily terminate your employment following the effective date of the Change in Control the following shall apply:

                  (i) The Company shall pay to you the Base Salary for a period of one (1) year following the date of such termination (the "Change in Control Severance Period"). You shall be under no obligation to secure alternative employment during the Change in Control Severance Period, and payment of the Base Salary shall be made without regard to any subsequent employment you may obtain;

                  (ii) The Company shall also pay you a bonus equal to the last annual bonus you received multiplied by a fraction, the numerator of which shall be the number of days in the calendar year elapsed as of the termination date and the denominator of which shall be 365. Should the Company revise its compensation schedule, you will be paid a pro-rata bonus as reasonably determined under the compensation system then in place;

                  (iii) If you or your eligible spouse and dependents timely elect COBRA Coverage, the Company shall pay the monthly premiums for such coverage during the Change in Control Severance Period; provided that, if you elect coverage under a subsequent employer's group health insurance plan during the Change in Control Severance Period, payment of such premiums shall cease; and

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                  (iv) All of your stock options which have vested as of the termination date plus any additional options that would have vested during the twelve (12) month period following such date (which additional options shall become immediately and fully vested as of the termination date) shall remain exercisable for 48 months following such date but not beyond the original 10 year term of the options.

         (c) If you voluntarily terminate your employment after a Change in Control with Good Reason, then Paragraph 7(c) shall apply in lieu of Paragraph 8(b).

         (d) Notwithstanding anything contained herein to the contrary, the Company may reduce the payments set forth in this Section 8 to the extent such payments, when added to other payments made pursuant to this Agreement, constitute a "parachute payment" as defined in Section 280(G) of the Internal Revenue Code of 1986, as amended.

         (e) Change in Control Defined. A Change in Control shall be deemed to have occurred if:

         (i) there is a consolidation or merger of the Company, whether or not the Company is the continuing or surviving corporation; if, after such merger or consolidation shareholders of the Company immediately prior to such merger or consolidation hold less than 50% of the voting stock of the surviving entity;

         (ii) there is a sale or transfer of all or substantially all of the assets of the Company in one or a series of transactions or there is a complete liquidation or dissolution of the Company; or

         (iii) any individual or entity or group acting in concert and affiliates thereof, acquires, directly or indirectly, more than 50% of the outstanding shares of voting stock of the Company; provided that this subsection (iii) shall not apply to an underwritten public offering of the Company's securities.

         (f) The Company shall not be required to make the payments and provide the benefits specified in Sections 7 or 8 of this letter agreement unless you or your estate, as applicable, has executed and delivered to the Company (and does not revoke) a general release in a form reasonably satisfactory and mutually agreeable to you and the Company (the "Release"). The Release shall include, without limitation, a general release of the Company, its affiliates and subsidiaries and their respective officers, directors, managers, members, shareholders, partners, employees, agents and other related parties (the "Releasees") from all liability (excluding the Company's obligations to pay and provide the post-termination payments and benefits described in Sections 7 or 8 hereof, as applicable), a covenant not to sue the Releasees and such other terms deemed reasonably necessary by the Company for its protection.

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9. Confidentiality/Noncompetition.

         (a) During the term of your employment and for an additional period of two years after you are no longer employed by the Company, you will not reveal, divulge or make known to any individual, partnership, joint venture, corporation or other business entity (other than the Company or its affiliates) or use for your own account any customer lists, trade secrets or any confidential information of any kind ("Protected Information") used by the Company or any of its commonly controlled affiliates in the conduct of the Company's business and made known to you by reason of your employment with the Company or any of its affiliates (whether or not developed, devised or otherwise created in whole or in part by your efforts), and upon termination of the Term you will deliver to the Company any material relating to any Protected Information that you have received during your employment with the Company; provided, that Protected Information shall not include information that shall become known to the public or the trade without violation of this Section 9(a); and provided, further, that you shall not violate this Section 9(a) if Protected Information is disclosed by you at the direction of the Company or if you are required to provide Protected Information in any legal proceeding or by order of any court.

         (b) During the term of your employment, you will not, directly or indirectly, engage in a Competitive Business, including owning or controlling an interest in (except as a passive investor owning less than five percent (5%) of the equity securities of a publicly-owned company), or acting as director, officer or employee of, or consultant to, any individual, partnership, joint venture, corporation or other business entity known to you to be engaged in a Competitive Business. "Competitive Business" shall mean the collection or storage of stem cells or any other business which comprises a substantial portion of the Company's operations or Board approved planned operations during the Term of your employment; provided, however, that notwithstanding the aforesaid, you shall not be prohibited from acting in any of the aforesaid capacities for or with respect to any subsidiary, division, affiliate or unit (each, a "Unit") of an entity if that Unit itself is not engaged in a Competitive Business, irrespective of whether some other Unit of such entity engages in such competition (as long as you do not engage in a Competitive Business for such other Unit); and provided further that you will not be restricted from continuing to act in any capacity for and receiving compensation from those companies with which you currently have understandings, arrangements, agreements or commitments or from engaging in any activities for such industry organizations or charitable foundations as you may desire.

         (c) You acknowledge that the provisions of this Section 9 are reasonable and necessary for the protection of the Company and that each provision, and the period or periods of time and types and scope of restrictions on the activities specified herein are, and are intended to be divisible. In the event that any provision of this Agreement, including any sentence, clause or part hereof, shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect and any invalid and unenforceable provisions shall be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable.

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10. Section 409A.

         All payments of "nonqualified deferred compensation" (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A")) are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Unless otherwise expressly provided, any payment of compensation by the Company to you, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2 1/2) months after the end of the calendar year in which your right to such payment vests (for purposes of Section 409A). Neither party may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. Notwithstanding anything herein to the contrary no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A.

11. Miscellaneous Provisions.

         (a) Notices. All notices and other communications hereunder between you and the Company shall be in writing, shall be addressed to the receiving party's address of record (or to such other address as a party may designate by notice hereunder), and shall be either (i) delivered by hand, (ii) made by telecopy,
(iii) sent by overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

         (b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

         (c) Source of Payment. All payments provided for in this Agreement shall be paid in cash from the general funds of the Company. The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments.

         (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure there from granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         (e) Assignment. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. This Agreement may not be assigned or pledged by you. In the event of the merger or consolidation of the Company (whether or not the Company is the surviving or resulting corporation), the transfer of all or substantially all the assets of the Company, or the voluntary or involuntary dissolution of the Company, the surviving or resulting corporation or the transferee or transferees of the Company's assets shall be bound by this and the Company shall take all actions necessary to ensure that such corporation, transferee or transferees assume and are bound by its provisions.

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         (f) Severability. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court of proper jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         (g) Choice of Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New York, without giving effect to the conflict of law principles thereof.

         (h) Entire Agreement; Termination of Prior Agreements; Exceptions. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof. The Advisory Board Agreement dated September 14, 2005, as supplemented and extended including by way of a Supplement to Advisory Agreement dated as of January 18, 2006, shall be deemed terminated and null and void except as follows: (1) vesting of the 240,000 warrants granted pursuant to the Advisory Board Agreement shall be accelerated so that the warrants are fully vested as of the Effective Date, (2) the Executive shall receive $103,000 in cash and 1 million shares of the Company's restricted Common Stock upon the initial closing of the Duncan Financing (3) if an aggregate of at least $3 million dollars is raised and/or other debt or equity financings in accordance with the Advisory Board Agreement prior to August 15, 2006, the Executive shall receive an additional payment of $50,000, and (4) all registration rights provisions of the Advisory Board Agreement shall continue in full force and effect.

         (i) Acknowledgments. You hereby acknowledge and warrant that (i) you have the legal capacity to execute and perform this Agreement, and have knowingly and voluntarily entered into this Agreement; (ii) you have been advised that your interests may be different from the Company's interests, (iii) you have been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of your choice, (iv) this Agreement is a valid and binding agreement enforceable against you according to its terms and (v) the execution and performance of this Agreement does not violate the terms of any existing agreement or understanding to which you are a party or by which you are bound.

         (j) Arbitration. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement or the breach of this Agreement, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Employment Disputes Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of you and the Company, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, as required by law, or the party's immediate family and legal and financial advisors, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of you and the Company. The non-prevailing party shall pay all costs and fees associated with such arbitration, including all arbitration fees, the arbitrator's fees, attorneys' fees and all costs.


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         If the terms of this Agreement are acceptable to you please sign where indicated below. It is understood and acknowledged that a fax signature will be considered to be valid as an original.

                                       Very truly yours,

                                       PHASE III MEDICAL, INC.

                                       By:  ________________________________
                                                Name:
                                                Title:



Agreed to and accepted:

--------------------------------
Robin L. Smith, M.D.



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